EXHIBIT F-1.1

                                                                December 8, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: The National Grid Group plc/New England Electric System Merger Application, File No. 70-9473

Dear Sirs:

     The National Grid Group plc ("National Grid") has applied to the Commission for authority to acquire the New England Electric System ("NEES") (the "Merger"). Upon consummation of the Merger, National Grid will register as a holding company under the Public Utility Holding Company Act of 1935 (the "Act"). As counsel for National Grid and its subsidiary companies, I deliver this opinion to you for filing as Exhibit F-1.1 to the Application-Declaration referenced above. Briefly stated, the Applicants are seeking authority, under Sections 9(a)(2) and 10 of the Act, to acquire, by means of the Merger, all of NEES' interest in the issued and outstanding common stock of the subsidiaries of NEES that are public utility companies within the meaning of the Act, namely New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company, New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, New England Hydro-Transmission Electric Company, Inc. and Vermont Yankee Nuclear Power Corporation.

     The Applicants are also requesting that the Commission approve (1) the acquisition by the Applicants of NEES' interest in the non-utility activities, businesses and investments of NEES and the retention of National Grid's existing non-utility activities, businesses and investments; (2) certain acquisition-related financing matters, and (3) certain amendments to the NEES standard form of service company agreement.

     I am a member of the Law Society of England and Wales, the place of incorporation of National Grid. I am not a member of the bars of any other country, or any of the United States, states in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to National Grid who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by National Grid, in particular, CMS Cameron McKenna and LeBoeuf, Lamb, Greene & MacRae, L.L.P., who are expert in the laws applicable to the Applicants.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have

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assumed the  genuineness of all  signatures,  the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were
not  independently   established,   relied  upon  statements  contained  in  the
Application-Declaration.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application-Declaration, permitting the Application-Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application-Declaration and the Commission's orders.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o Appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application-Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

     o Each of the Applicants, and their subsidiaries involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proposed transactions are consummated in accordance with the Application-Declaration:

     (a) all state and federal laws applicable to the proposed transactions will have been complied with;

     (b) the issuer of any securities proposed in the Application-Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (d) the Applicants will legally acquire any securities or assets subject to this Application-Declaration, and;


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     (e)  the  consummation  of the proposed  transactions  will not violate the legal rights of the holders of any securities issued by National Grid, or by any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application- Declaration.

                                        Very truly yours,

                                        //s//Fiona Smith

                                        Company Secretary and General Counsel
                                        The National Grid Group plc